EXHIBIT 99.1

Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
March 17, 2010	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ REVISES EARNINGS FOR FYE 2009 AND REPORTS 4TH QUARTER 2009 LOSS

     Natchez, Mississippi – Britton & Koontz Capital Corporation (the “Company”) re-evaluated its potential exposure with respect to two impaired commercial loans in its Mississippi market and has increased the allowance for loan loss by $1 million.  The Company determined that the provision expense necessary to increase the allowance should be charged to the Company’s fourth quarter earnings.  As a result, the Company’s earnings for the twelve months ended December 31, 2009, were $1.6 million, while the Company experienced a loss of $58 thousand for the three months ended December 31, 2009.  These amounts reflect a downward revision from earnings of $569 thousand and $2.3 million for the three and twelve months ended December 31, 2009, that the Company reported on January 25, 2010.

As noted above, the additional provision expense is associated with two commercial loans which are secured by commercial real estate.  Both of these loans were identified as impaired at December 31, 2009; however, based upon additional information available, the Company increased the level of impairment on each loan from a partial to total impairment.  For one of the loans, Britton & Koontz Bank, N.A. (the “Bank”) foreclosed on the commercial real estate securing the loan in January, 2010.  Upon gaining access to the property, the Bank discovered that substantial damage and theft had occurred sometime during the weeks of the foreclosure proceedings.  The Company believes such damage and theft is covered by insurance, and an insurance claim has been filed in connection with the loss (as well as a police report).  At this time, though, the Company cannot be sure whether it will fully recover the previously estimated fair value of the collateral.  With respect to the other loan, the loan was classified as partially impaired at December 31, 2009, on the basis of alleged borrower fraud relating to the borrower’s title to the commercial real estate securing the loan.  The Company demanded payment under the loan’s title insurance policy and brought suit against the title insurer in December, 2009.  Since the end of 2009, the increasing likelihood of delays in resolving the Company’s lawsuit has prompted the Company to increase its partial reserve allocation to a full reserve.

The additional reserves required with respect to these two commercial loans have increased by a total of $1 million to the Company’s provision expense for the fourth quarter of 2009.  In the absence of negotiated settlements of the Company’s claims with the insurance companies, charge-off of some or all of the identified credit exposures on the two credits, equal to approximately $1.5 million, may be necessary at the end of the first quarter of 2010.  The Company’s revised allowance for loan loss will be $3.9 million, or 1.73% of loans at December 31, 2009, compared to $2.9 million, or 1.29% of loans reported in the Company’s January 25, 2010 earnings release.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and three in Baton Rouge, Louisiana.  As of December 31, 2009, the Company reported assets of $393 million and equity of $39.8 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at March 1, 2010, were 2,135,466.

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months ended December 31,		For the Twelve Months ended December 31,

	2009	2008	2009	2008
Income Statement Data
Interest income	$5,079,559	$5,596,258	$20,979,459	$22,562,537
Interest expense	1,518,491	1,884,992	6,459,931	8,753,557
Net interest income	3,561,068	3,711,266	14,519,528	13,808,980
Provision for loan losses	1,550,000	370,000	3,420,000	730,000
Net interest income after
provision for loan losses	2,011,068	3,341,266	11,099,528	13,078,980
Non-interest income	744,698	674,860	2,820,368	3,014,368
Non-interest expense	3,254,875	2,820,647	12,365,940	11,280,591
Income before income taxes	(499,109)	1,195,479	1,553,956	4,812,757
Income taxes	(440,738)	330,126	(69,673)	1,309,994
Net income	$(58,371)	$865,353	$1,623,629	$3,502,763

Return on Average Assets	-0.06%	0.87%	0.40%	0.91%
Return on Average Equity	-0.57%	9.23%	4.01%	9.57%

Diluted:
Net income per share	$(0.03)	$0.41	$0.76	$1.65
Weighted average shares outstanding	2,127,126	2,117,966	2,125,799	2,117,966

	December 31,	September 30,	December 31,
Balance Sheet Data	2009	2009	2008
Total assets	$393,110,149	$395,830,265	$413,076,825
Cash and due from banks	10,303,641	7,552,892	6,951,543
Federal funds sold	58,799	314,942	-
Investment securities	146,590,266	152,599,328	170,720,427
Loans, net of UI & loans held for sale	223,817,377	223,510,893	225,511,297
Loans held for sale	784,063	764,500	-
Allowance for loan losses	3,878,738	2,444,714	2,397,802
Deposits-interest bearing	201,094,816	208,819,093	206,094,593
Deposits-non interest bearing	49,847,304	43,381,549	51,119,827
Total deposits	250,942,120	252,200,642	257,214,420
Short-term debt	50,389,079	52,087,432	71,717,942
Long-term debt	49,000,000	47,000,000	40,010,824
Stockholders' equity	39,840,889	40,964,944	39,541,069
Book value (per share)	$18.74	$19.26	$18.67
Total shares outstanding	2,126,466	2,126,466	2,117,966

Asset Quality Data
Non-accrual loans	$8,709,058	$6,148,680	$3,567,907
Loans 90+ days past due	1,003,944	1,009,513	517,779
Total non-performing loans	9,713,002	7,158,193	4,085,686
Other real estate owned	815,207	1,177,100	919,204
Total non-performing assets	$10,528,209	$8,335,293	$5,004,890
Total non-performing assets to average assets	2.62%	2.07%	1.31%
Net chargeoffs - ytd	$1,939,064	$1,823,088	$763,135
YTD net chargeoffs as a percent of average net loans	0.87%	0.82%	0.34%